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                                                                     EXHIBIT 2

                               SERVICES AGREEMENT
                                     BETWEEN
                           COMPLETEWELLNESS.COM, INC.
                                       AND
                              DRALT.COM CORPORATION

       This SERVICES AGREEMENT (the "Agreement") is entered into as of March 7, 2000 (the "Effective Date") by and between Completewellness.com, Inc. ("CWC.COM"), a corporation organized under the laws of the State of Delaware, having a principal place of business at 1964 Howell Branch Road, Suite 202, Winter Park, Florida 32792, DrAlt.com Corporation ("DrAlt"), a corporation organized under the laws of the State of Delaware having a principal place of business at 11 State Street, Woburn, Massachusetts 01801 and Complete Wellness Centers, Inc. ("CWC"), a corporation organized under the laws of the State of Delaware, having a principal place of business at 1964 Howell Branch Road, Suite 202, Winter Park, Florida 32792.

       WHEREAS, DrAlt was formed and organized for the primary purpose of providing alternative medicine information and products to practitioners and consumers;

       WHEREAS, DrAlt desires that CWC.COM provide DrAlt with certain services to create its web site known as www.DrAlt.com;

       WHEREAS, CWC.COM desires to change and update the web site known as www.completewellness.com;

       NOW, THEREFORE, in consideration of the mutual covenants herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree as follows:

1. CWC.COM agrees to provide DrAlt with the following services at DrAlt's reasonable request:

       (a) CWC.COM will provide access to the web site known as www.completewellness.com to DrAlt to manage and develop as more fully described in Items 2 & 3 below.

       (b) CWC.COM will provide access to DrAlt to contract through its parent company, CWC with the existing and future wholly-owned subsidiaries of CWC that are medical centers and the related practitioners for the DrAlt eBusiness web site.

       (c) CWC.COM will provide access to the medical centers and the related practitioners that are under existing and future consulting contracts for the DrAlt eBusiness web site.

       (d) CWC.COM will provide access to the seminars and the related audiences conducted after the Effective Date by CWC and third party audience.

       (e) CWC.COM, upon request by DrAlt, will assist in the overall strategic direction for the DrAlt eBusiness web site and the related product and service offerings to be made on such web site.

       (f) CWC.COM, upon request by DrAlt, will assist in the determination of appropriate specific content management modules for the DrAlt eBusiness web site.



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Services Agreement
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2.     DrAlt will review the existing format and functionality of
       www.completewellness.com and incorporate any design features determined to be valuable in the site redesign. Part of this site analysis will be search engine effectiveness and competitive analysis. DrAlt will discuss with CWC.COM designated personnel the definition of the specific business objectives of this project. This planning activity converts the business goals and objectives developed in the planning phase into specific functional components and includes:
       (a)    Internet business goals to support overall organizational goals
       (b)    Identification of audience sets
       (c)    Identification of goals per audience set
       (d)    Prioritization of audience sets
       (e)    Preliminary site map
       (f)    Front and backend system requirements
       (g) Assess business and technical risks with eBusiness strategy/tactics

3. DrAlt will use its best efforts to review the existing web site, www.completewellness.com, and either use this as a baseline for modification or create a completely new site format, using the effective and desired visual and navigation components contained in the existing site. Because everything resides in a customer's first impression of a web site, it is critical that the front-end interface be consumer friendly. By that the parties agree that it should be as reasonably easy to use as practicable and rapid to download, personalized, and invites a customer to return to the site. The content on the home page should be updated regularly and anyone should be able to navigate to his or her desired web page within three clicks. This task in the development phase includes:
       (a)    Graphical design of site pages
       (b)    Definition of static pages
       (c)    Global navigation development
       (d)    Local navigation development
       (e)    Stress testing for link integrity and scalability

4. The term of this Agreement shall be five (5) years and may be extended by mutual agreement by the parties for a period of five (5) years.

5. DrAlt shall loan to CWC.COM up to Seven Hundred and Fifty Thousand Dollars ($750,000) according to a disbursement schedule (attached as an addendum hereto). DrAlt, its succesors in interest or assigns, shall be awarded 5 year warrants in CWC (constituting restricted securities under federal and state securities laws) for the purchase of Three Hundred Seventy-Five Thousand (375,000) shares of common stock of CWC at $2.00 per share. The amounts earned under those arrangements described as consideration in Item 6 below can be used as an offset against amounts owed by DrAlt to CWC.COM.

       If CWC should require additional monies, DrAlt will negotiate in good faith to loan up to an additional Two Hundred Fifty Thousand Dollars ($250,000) for an additional One Hundred Twenty-five Thousand (125,000) warrants at $2.00 per share if it, in DrAlt's sole judgement, is financially able to do so.

6.     Dr. Alt shall provide the following additional consideration as follows:
       (a) DrAlt will pay to CWC.COM a one-time fee of $150 per each practitioner directly referred by CWC to DrAlt and signed during the first twelve months, $100 per each practitioner directly referred by CWC to DrAlt and signed during the months thirteen through eighteen, $50 per each practitioner directly referred by CWC to DrAlt and signed during months nineteen through twenty-four, and $25 per each practitioner directly referred by CWC to DrAlt and signed from month twenty-five through the end of the



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Services Agreement
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              contract period. The number of practitioners signed with DrAlt at the end of each month will determine the fee that is due by the 15th of the following month.
       (b) Other ancillary net revenue derived by DrAlt related to the www.completewellness.com web site or the www.DrAlt.com web site, including but not limited to advertising commissions, traffic-based revenue or affiliate revenue, shall be shared between CWC.COM and DrAlt on an equal basis.
       (c) Revenues generated by sales of products and/or services originated through clinics or practitioners on service with DrAlt as a result of this Agreement, shall be paid commissions as follows:
              (1) 10% of collected net sales to contracted clinic or practitioner
              (2)    10% of collected net sales to CWC.COM.

7. With the exception of the initial payment described in Item 5 above, payments for the consideration in Item 6 shall be made monthly to CWC.COM.

8. DrAlt shall exercise reasonable effort in performing the services to be provided hereunder but DrAlt shall not be liable for any delays resulting from circumstances or causes beyond its control, except as such circumstances or causes pertain to DrAlt's inability to perform services competently or devote the resources required to accomplish the obligations of DrAlt.

9. Either party may terminate this Agreement if the other party breaches this Agreement in any material respect, including but not limited to nonpayment of fees or nonperformance of services. In the event of such breach by one party, the other party shall give the non-performing party written notice specifying in detail the nature of the alleged breach. If at the end of thirty (30) days the breach has not been cured, the other party shall give the non-performing party final written notice of its intention to terminate, and this Agreement shall be terminated five (5) days after such second notice has been deemed to be received if there is no response and attempt to cure the breach. Either party may terminate this Agreement, effective immediately and without notice, if;
       (a) The other party becomes insolvent, files a petition seeking any reorganization, composition or similar relief under any law regarding insolvency or relief for debtors, makes an assignment for the benefit of creditors or similar undertaking, or is placed under liquidation, whether provisionally, finally, compulsorily, or voluntarily, or if a receiver, trustee, liquidator, or similar officer is appointed for the business or property of the other party, or
       (b) A third party files a petition in bankruptcy against a party, files a petition against a party seeking any reorganization, arrangement, composition or similar relief under any federal or state law regarding insolvency or relief for debtors or creditors, or seeks the appointment of a receiver, trustee or similar officer for the business or property of a party, and none of the foregoing actions is dismissed within thirty (30) days.
       (c) If CWC files a petition for bankruptcy as more fully described above, the contracts with the clinics and practitioners will be assignable to DrAlt without encumbrance and the web site known as www.completewellness.com or its successor, if any, will be retained by DrAlt.
10. In the event the merger contemplated in the non-binding letter of intent between CWC, CWC.COM and DrAlt dated March 7, 2000 is not consummated, the following treatment shall be given to the following items:
       (a) If the merger is not consummated prior to July 1, 2000 due to the failure of CWC to raise an approximate $7 to $8 million private placement or due to a material adverse change in the business of
              CWC:
              (1) This Service Agreement shall survive only by mutual written agreement between CWC.COM, CWC, and DrAlt.



Complete Wellness Centers, Inc./DrAlt.com Corporation
Services Agreement
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              (2)    DrAlt shall retain the warrants described as consideration in Item 5 above.
              (3) CWC.COM will repay the $750,000 described as consideration in Item 5 and this shall be a general obligation of CWC. By mutual written agreement, the amounts earned under those arrangements described as consideration in Item 6 above can be used as an offset against amounts owed by DrAlt to CWC.COM.
       (b) If the merger is not consummated as a result of DrAlt not providing the payments described in Item 5 above; due to a material adverse change in the business of DrAlt; or due to failure of DrAlt to substantially and in good faith perform the duties described in Items 2 or 3 above:
              (1) This Service Agreement shall survive only by mutual written agreement between CWC.COM, CWC and DrAlt.
              (2) DrAlt shall retain the warrants on a prorata basis with the funds received and retained by CWC.COM all described as consideration in Item 5 above. For example, if DrAlt only provides and CWC.COM retains $500,000 or 66.7% of the $750,000, DrAlt would retain 250,000 warrants.
              (3) Once DrAlt is fully repaid, the web site known as www.completewellness.com or its successor, if any, would revert to CWC.COM in its state of development as of a date determined in Item 9 above. Such reversion would include any programming source code and other related information required to continue the development of the web site without the assistance of DrAlt.

11. All notices shall be in writing and shall be sent by fax or first-class certified or registered mail, addressed to the other party. Any notice sent by fax shall be deemed to have been received on the day it is sent, or on the first business day thereafter, if it was sent on a non-business day or if it was sent after 4 p.m. on a business day. Any notice sent by mail shall be deemed to have been received on the fifth (5th) business day after the date of posting.

12. DrAlt may use its relationship with CWC.COM and the projects for marketing purposes such as case studies, press releases, and other marketing activities, subject to CWC.COM's approval, which shall not be unreasonably withheld or delayed. CWC.COM agrees that DrAlt can place a notice and link at the bottom of each web site page, which displays, "Website developed by Envision Development Corporation".

13. If at any time, the web site known as www.completewellness.com should become known as any other domain name, the terms herein shall still apply.

14. CWC hereby warrants that it owns all rights, titles and interest in the website known as www.completewellness.com.

       It is understood that CWC.COM retains title and ownership of all customer supplied website content. All source codes, trademarks, and patentable inventions created by DrAlt for CWC.COM shall be owned solely by CWC.COM.

       DrAlt will use components, which in its sole judgment are useful, from its Envision Development Library (EDL) in the construction of the web site. Title and ownership of DrAlt supplied EDL components at all times remain with DrAlt. DrAlt's proprietary notice shall appear on all copies of the software, regardless of form, including partial copies and modifications of the Software. DrAlt grants to CWC.COM and to CWC and its subsidiaries and affiliates ("the CWC Group") a non-exclusive, non-transferable, royalty-free license to use the software furnished to CWC.COM first made by DrAlt under this Agreement on all of the CWC Group's Central Processor Units (CPU's) as required for the web site operation. DrAlt shall also have a non-exclusive, non-transferable, royalty-free license to use the web site as required for its general business purposes.



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Services Agreement
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       Except as otherwise expressly provided, no license or other right is hereby transferred to CWC.COM, including any license by implication, estoppel or otherwise, under any patent, patent application, trade secret, trademark or copyright.

15. DrAlt, CWC.COM and CWC shall not disclose any confidential or proprietary information to any third party, nor use such information for its own account or for the account of any other person or entity, nor make any copies of such information, except as required to perform the services under this agreement. Proprietary information shall mean all confidential or proprietary information designated as such in writing, whether by letter or by the use of an appropriate proprietary stamp or legend, prior to or at the time any such confidential or proprietary information is disclosed. The obligations of DrAlt, CWC.COM and CWC shall not apply, and shall have no further obligations, with respect to any proprietary information to the extent that such proprietary information: a) Is generally known to the public at the time of disclosure or becomes generally known through no wrongful act; b) Is in possession at the time of disclosure otherwise than as a result of any breach of any legal obligation; c) Becomes known through disclosure by sources having the legal right to disclose such proprietary information.

16. It is understood and agreed that DrAlt is a company and that no employee of DrAlt is an employee of CWC or CWC.COM. This Agreement shall not be construed to form a partnership between the parties or to create any form of employment relationship or any legal association which would impose liability on the other party for act or failure to act of the other party.

       DrAlt, CWC.COM and CWC agree not to hire nor solicit the employment of the other's employees or independent contractors without written authorization by the respective party, during the term of this Agreement and continuing for a period of twelve (12) months thereafter.

17. Other general terms governing this relationship per this Agreement are as follows:
       (a) No waiver of any right or remedy with respect to any occurrence or event on one occasion shall be deemed a waiver of such right or remedy with respect to such occurrence or event on any other occasion. All rights and remedies evidenced herein are in addition and cumulative to rights and remedies available to the parties at law or under any other agreement between the parties.
       (b) The laws of Orange County of the State of Florida will govern this Agreement.
       (c) This Agreement is not assignable without the prior written approval of the parties.

18. This Agreement constitutes the entire Agreement between the parties with respect to the subject matter hereof and supersedes all prior proposals, negotiations and communications, oral or written, between the parties with respect to the subject matter hereof, and no deviation from these terms and conditions shall be binding unless in writing and signed by the party against whom the same is sought to be enforced.

                   REMAINDER OF PAGE INTENTIONALLY LEFT BLANK



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Services Agreement
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                               SERVICES AGREEMENT
                                     BETWEEN
                           COMPLETEWELLNESS.COM, INC.
                                       AND
                              DRALT.COM CORPORATION

Agreed to and accepted as of March ______, 2000.

Completewellness.com, Inc.

By:      _________________________
         Joseph J. Raymond, Jr.
         Chief Executive Officer

Complete Wellness Centers, Inc.

By:      _________________________
         Joseph J. Raymond, Jr.
         Chief Executive Officer

DrAlt.com Corporation

By:      __________________________
         Gary R. Whear
         President



Complete Wellness Centers, Inc./DrAlt.com Corporation
Services Agreement
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